Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY UPDATES OPERATING ACTIVITIES AND HEDGING AND

PROVIDES 2012 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE

LAFAYETTE, LA – February 1, 2012—PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company recently initiated production from 10 additional operated Woodford wells. This group of wells had an average lateral length of 4,928 feet and achieved an average maximum 24 hour gross rate of 5,133 Mcf per day. Included in this group are four wells from the western section of the Company’s leasehold position that targeted a prospective liquids rich section of the Woodford Shale. This subset of wells (average maximum 24 hour gross rate of 5,058 Mcf per day) encountered natural gas liquids in the gas stream resulting in approximately 1,200 BTU gas. The Company is currently working with a mid-stream partner to build out the processing facilities needed to separate the natural gas liquids from the gas stream. These facilities are projected to be operational by the second quarter of 2012 at which time the Company will benefit from the increase in realized prices. The Company expects to drill approximately 20 operated Woodford wells during 2012 targeting liquids rich gas.

In northern Oklahoma, the Company continues to acquire Mississippian Lime acreage through leasing efforts and currently has approximately 31,000 net acres in the trend. Several drilling locations are currently being prepared and the Company has a rig in the field to begin drilling a water disposal well. The Company plans to obtain cores from the water disposal well across the Mississippian Lime interval that will provide additional geologic data to be utilized in planning future development. After completing the disposal well, the Company plans to immediately spud its first operated horizontal well in Pawnee County, which is expected to occur in approximately four weeks. During 2012, the Company plans to drill approximately 10-15 Mississippian Lime wells, but could accelerate this development plan with positive results from early wells.

In East Texas, the Company recently completed two non-operated horizontal Cotton Valley wells. The following is a summary of the results:

	September 30,	September 30,	September 30,	September 30,	September 30,
Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)	24 Hour Gross NGL Rate (Bbls/d)
Classic/PQ #5	24%	10/24/11	2,792	4,488	269
Classic/PQ #6	24%	10/24/11	2,795	4,690	280

During 2011, the Company drilled three operated horizontal Cotton Valley wells that averaged 5.7 Bcfe of estimated proved reserves per well and participated in five shorter lateral, non-operated wells that averaged 3.5 Bcfe of estimated proved reserves per well. The Company expects to drill six operated horizontal Cotton Valley wells during 2012.

In addition to its horizontal Cotton Valley program, the Company recently completed its first Bossier Shale well (NRI—20%) located in the southern end of its 23,000 net acre Carthage field in Panola County, Texas. The well is in the early stages of flowback and is currently flowing at a restricted rate of approximately 6,000 Mcf per day on a 14/64th inch choke. Early flowback data indicates a 1050 BTU gas stream that is not expected to generate a substantial pricing uplift. However, the Company plans to monitor the well’s performance over the next three to six months and to analyze additional core and log data to evaluate the potential of liquids rich gas in the Carthage field.

In South Texas, the Company completed two non-operated Eagle Ford Shale wells (NRI—19%) located in La Salle County. The wells achieved 24 hour maximum gross daily production rates of 725 Boe/d (70 % oil) and 505 Boe/d (69% oil), respectively. The Company expects to drill two to three Eagle Ford Shale wells during 2012 in La Salle County.

The Company has reached total depth on three additional wells in its Ship Shoal 72 sidetrack program. The following is a summary of the 2011 Ship Shoal 72 sidetrack program results:

	September 30,	September 30,	September 30,	September 30,	September 30,
Well Number	Logged Net Pay (ft)	NRI	Initial Sales Date	24 Hour Gross Rate (Bbls/d)	24 Hour Gross Rate (Mcf/d)
SS72 #1	57	45%	10/22/11	373	424
SS72 #2	50	45%	1/16/12	—	780
SS72 #3	135	45%	1/20/12	468	585

The Company’s SS72 #4 well has reached total depth and encountered 34 feet of pay. After analyzing the logs and sidewall cores the Company determined that the target formation is primarily a gas bearing sand. Due to the current low gas price environment, the Company has elected to defer the completion of the well until gas prices improve.

The Company continues to construct surface facilities for its La Cantera #1 well (NRI – 17%) and expects first production to commence in approximately 30-45 days. In addition, the Company expects to spud its La Cantera #2 prospect during the next 30 days. The Company has an approximate 24% working interest in this high impact well.

Hedging Update

The Company recently initiated the following commodity hedging transactions:

	September 30,	September 30,	September 30,
Production Period	Instrument Type	Daily Volumes	Price
Oil:
Feb 2012 - Dec 2012	Swap	250 Bbls	$100.77
Gas:
Mar 2012 - Oct 2012	Swap	20,000 Mmbtu	$2.60

After executing the above transactions, the Company has approximately 8.5 Bcf of gas volumes and approximately 84,000 barrels of oil volumes hedged for 2012 with an average floor of $3.63 per Mcf and $100.77 per barrel, respectively.

Production Guidance

The Company projects its 2012 production to average between 87 and 92 MMcfe per day with approximately 80%, 9% and 11% to be derived from natural gas, oil and natural gas liquids, respectively. In addition, the Company projects its first quarter 2011 production to average between 86 and 90 MMcfe per day with approximately 83%, 10% and 7% to be derived from natural gas, oil and natural gas liquids, respectively.

Capital Expenditures Guidance

The Company’s capital budget for 2012 is expected to range between $90 and $100 million, the mid-point of which is approximately 45% lower than the Company’s estimated all-in capital expenditures in 2011. The 2012 budget is expected to be allocated as follows:

September 30,
2012 Capital Allocation	%
Woodford	25%
East Texas	20%
Gulf Coast/GOM	18%
Mississippian Lime	10%
Eagle Ford	7%
Other	3%
Capitalized interest & overhead	17%

The Company plans to operate over 95% of its projected 2012 capital expenditures. As a result, the Company expects to control the timing of a substantial portion of its capital expenditures enabling it to reallocate or reduce its capital spending in response to commodity prices and drilling results.

Management’s Comment

“This year’s capital budget is expected to generate production growth despite a forecasted 45% reduction in our capital expenditures from 2011. As always, our capital plan will be flexible allowing us to adjust based on changes in commodity prices,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Additionally, during 2012 we may look for opportunities to divest non-core properties, which would provide additional capital for development of our focus areas in the Woodford, Mississippian Lime, horizontal Cotton Valley and Gulf Coast.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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